Exhibit 99.1

STERIS plc Announces Financial Results for Fiscal 2016 Fourth Quarter and Full Year;

Provides Fiscal 2017 Outlook

• 38% revenue growth in fourth quarter, with 5% constant currency organic growth

• Fourth quarter adjusted EPS trimmed by a 34% tax rate; FY17 tax rate expectations remain unchanged at 25%

• Record revenue and adjusted earnings for the full year fiscal 2016

• Synergy Health integration and cost synergies on track

• FY17 revenue outlook up 25-26% and adjusted EPS of $3.85-$4.00

LEICESTER, U.K. – (May 18, 2016) – STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2016 fourth quarter and full year ended March 31, 2016. Fiscal 2016 fourth quarter revenue increased 38% to $690.3 million compared with $501.6 million for STERIS Corporation (“Old STERIS”) in the fourth quarter of fiscal 2015, driven by growth in all four segments. Constant currency organic revenue growth was 5% for the fourth quarter of fiscal 2016. For the full fiscal year, revenue increased 21% to $2.24 billion, compared with $1.85 billion for Old STERIS in fiscal 2015. All succeeding references to results from prior year periods are for Old STERIS.

“Our people delivered an extraordinary year, with strong operating performance and meaningful progress in achieving our long-term strategic goals,” said Walt Rosebrough, President and Chief Executive Officer of STERIS. “We closed the combination with Synergy Health during the year, and are pleased with our progress. We begin fiscal 2017 as one team and are looking forward to our fifth consecutive year of record performance.”

Fourth Quarter and Full Year 2016 Operating Results

As reported, net income for the fourth quarter was $57.7 million, or $0.67 per diluted share, compared with net income of $41.4 million, or $0.69 per diluted share in the fourth quarter of fiscal 2015. Adjusted net income (see Non-GAAP Financial Measures) for the fourth quarter of fiscal 2016 was $77.9 million, or $0.90 per diluted share, compared with adjusted net income for the previous year fourth quarter of $59.3 million or $0.98 per diluted share. Despite strong operating results, adjusted earnings per diluted share declined year-over-year due to an increase in the share count and a 34.4% adjusted effective tax rate. The higher tax rate was caused by geographic income mix and discrete item adjustments, which more than offset the tax benefit from the combination with Synergy.

As reported, net income for the full year fiscal 2016 was $110.8 million or $1.56 per diluted share, compared with net income of $135.1 million or $2.25 per diluted share in fiscal 2015. Adjusted net income for the full year fiscal 2016 increased 34% to $241.5 million or $3.39 per diluted share compared with $179.6 million or $2.99 per diluted share in fiscal 2015. Fiscal 2016 earnings per diluted share included approximately $5 million in cost synergies as a result of the combination with Synergy.

Fourth Quarter Segment Results

Healthcare Products revenue grew 5% in the quarter to $335.1 million compared with $319.4 million in the fourth quarter of fiscal 2015. Consumable revenue grew 25% and service revenue increased 6% respectively during the quarter. Those gains were partially offset by a 6% decline in capital equipment revenue, which was a result of level loading of shipments during the year and soft shipments outside of the U.S. Healthcare Products operating income was $60.6 million compared with $56.8 million in last year’s fourth quarter. The increase in profitability was primarily due to increased volume, favorable foreign currency exchange rates and the suspension of the Medical Device Excise Tax.

Healthcare Specialty Services revenue in the quarter was $157.9 million compared with $65.3 million in the fourth quarter of fiscal 2015, reflecting the addition of Synergy Health and organic volume growth. Healthcare Specialty Services operating income increased to $6.5 million compared with $5.6 million in last year’s fourth quarter, primarily due to the increased volume.

Fiscal 2016 fourth quarter revenue for Applied Sterilization Technologies increased to $110.4 million compared with $51.7 million in the same period last year. Revenue benefited from the addition of Synergy Health and increased volume from the segment’s core medical device Customers. Segment operating income increased to $38.4 million in the fourth quarter of fiscal 2016 compared with operating income of $14.7 million in the same period last year, due primarily to the addition of Synergy Health and high-single digit organic volume growth.

Life Sciences fourth quarter revenue grew 31% to $85.5 million compared with $65.1 million in the fourth quarter of fiscal 2015. Contributing to growth, consumable revenue grew 51%, service revenue increased 34% and capital equipment revenue grew 8%. Life Sciences operating income was $27.0 million compared with $14.5 million in the prior year’s fourth quarter, driven by double digit organic growth and recent acquisitions.

Cash Flow

Net cash provided by operations for fiscal 2016 was $254.7 million, compared with $246.0 million in fiscal 2015. Free cash flow (see Non-GAAP Financial Measures) for fiscal 2016 was $129.1 million compared with $161.6 million in the prior year. The decline in free cash flow is primarily due to expenses related to the combination with Synergy Health and other acquisitions as well as a contribution made for the settlement of a legacy pension obligation. The total of these non-recurring items, which reduced free cash flow year-over-year, is approximately $100 million.

Dividend Announcement

The Company announced today that STERIS’s Board of Directors has authorized a quarterly dividend of $0.25 per common share. The dividend is payable June 29, 2016 to shareholders of record at the close of business on June 8, 2016.

Outlook

STERIS expects fiscal 2017 revenue growth in the range of 25% to 26%, including approximately 7% organic revenue growth. Adjusted net earnings per diluted share are anticipated to be in the range of $3.85 – $4.00 for the full fiscal year. The Company has based its outlook on twelve month forward rates as of March 31, 2016, which suggests that changes in foreign currency will not have a material impact on the Company’s fiscal 2017 financial results. The Company continues to expect $15 million in cost synergies as a result of the combination with Synergy and an adjusted effective tax rate of approximately 25% in fiscal 2017.

Fiscal 2017 free cash flow is anticipated to be approximately $250 million, including approximately $50 million in additional cash expenses related to the integration of Synergy Health. Capital expenditures are anticipated to be approximately $190 million, reflecting the impact of acquisitions, continued expansion within Applied Sterilization Technologies, IT system upgrades, new product development and general maintenance and repair for existing facilities.

Conference Call

As previously announced, STERIS management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-800-369-8428 in the United States and Canada, and 1-773-799-3378 internationally, then referencing the password “STERIS”.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. Eastern time today, either over the Internet at www.steris-ir.com or via phone by calling 1-888-402-8742 in the United States and Canada, and 1-203-369-3723 internationally.

About STERIS

STERIS’s mission is to help our Customers create a healthier and safer world by providing innovative healthcare and life science product and service solutions around the globe. For more information, visit www.steris.com.

Investor Contact:

Julie Winter, Director, Investor Relations

Julie_Winter@steris.com

+1 440 392 7245

Media Contact:

Stephen Norton, Senior Director, Corporate Communications

Stephen_Norton@steris.com

+1 440 392 7482

Non-GAAP Financial Measures

Adjusted net income and free cash flow are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income excludes the amortization of intangible assets acquired in business combinations, acquisition-related transaction costs, integration costs related to acquisitions, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net capital expenditures, plus proceeds from the sale or property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

Forward-Looking Statements

This release and the conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date specified in this release and may be identified by the use of forward- looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described herein and in STERIS’s, STERIS Corporation’s and Synergy’s other securities filings, including Item 1A of STERIS Corporation’s Annual Report on Form 10-K for the year ended March 31, 2015 and in Synergy’s annual report and accounts for the year ended 29 March 2015 (section headed “principal risks and uncertainties”). Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in the press release or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) STERIS’s ability to meet expectations regarding the accounting and tax treatments of the Combination, (b) the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in connection with the Combination within the expected time-frames or at all and to successfully integrate Synergy’s operations with those of STERIS Corporation, (c) the integration of Synergy’s operations with those of STERIS Corporation being more difficult, time-consuming or costly than expected, (d) operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the transaction, (e) the retention of certain key employees of Synergy being difficult, (f) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including, changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (g) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (h) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (i) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to FDA warning notices or letters, government investigations, the outcome of any pending FDA requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (j) the potential of international unrest, economic downturn or effects of currencies, tax assessments, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (k) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (l) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in STERIS Corporation’s Form 10-K for the year ended March 31, 2015 and Synergy’s annual report and accounts for the year ended 29 March 2015 and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (m) the possibility that anticipated financial results or benefits of recent acquisitions, including the Combination, or of STERIS’s restructuring efforts will not be realized or will be other than anticipated and (n) the effects of the contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed.

STERIS plc

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Revenues	$690,277	$501,647	$2,238,764	$1,850,263
Cost of revenues	426,388	288,538	1,342,964	1,076,330
Cost of revenues—Restructuring	—	49	319	(368)

Cost of revenues, net	426,388	288,587	1,343,283	1,075,962

Gross profit	263,889	213,060	895,481	774,301
Operating expenses:
Selling, general, and administrative	150,097	130,992	626,710	493,342
Research and development	14,310	14,175	56,664	54,139
Restructuring expense	156	(381)	(820)	(391)

Total operating expenses	164,563	144,786	682,554	547,090

Income from operations	99,326	68,274	212,927	227,211
Non-operating expense, net	10,847	4,612	41,043	18,391
Income tax expense	30,610	22,263	60,299	73,756

Net income	57,869	41,399	111,585	135,064
Net income attributable to noncontrolling interest	129	—	822	—

Net income attributable to shareholders	$57,740	$41,399	$110,763	$135,064

Earnings per common share (EPS) data:
Basic	$0.67	$0.69	$1.57	$2.27

Diluted	$0.67	$0.69	$1.56	$2.25

Cash dividends declared per share outstanding	$0.25	$0.23	$0.98	$0.90
Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	85,907	59,634	70,698	59,413
Diluted number of shares outstanding	86,367	60,201	71,184	60,045

STERIS plc

Consolidated Condensed Balance Sheets

(In thousands)

	March 31,	March 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$248,841	$167,689
Accounts receivable, net	471,523	325,289
Inventories, net	192,792	160,818
Other current assets	59,369	66,636

Total Current Assets	972,525	720,432
Property, plant, and equipment, net	1,064,319	493,053
Goodwill and intangible assets, net	3,279,942	860,645
Other assets	29,630	23,161

Total Assets	$5,346,416	$2,097,291

Liabilities and Equity
Current liabilities:
Accounts payable	$139,572	$99,340
Other current liabilities	261,034	183,991

Total Current Liabilities	400,606	283,331
Long-term debt	1,567,796	621,075
Other liabilities	339,122	119,239
Equity	3,038,892	1,073,646

Total Liabilities and Equity	$5,346,416	$2,097,291

STERIS plc

Segment Data

As a result of our recent combination with Synergy Health plc, which was completed on November 2, 2015, we have reassessed the organization of our business. Management will evaluate performance and allocate resources based on a segment operating income measure defined below. We have concluded that we operate and report in four reportable business segments: Healthcare Products, Healthcare Specialty Services, Life Sciences, and Applied Sterilization Technologies. Corporate and other, which is presented separately, contains the Defense and Industrial business unit plus costs that are associated with being a publicly traded company and certain other corporate costs.

Financial information for each of our segments is presented in the following table. The accounting policies for reportable segments are the same as those for the consolidated Company. Operating income (loss) for each segment is calculated as the segment’s gross profit less direct expenses and indirect cost allocations, which results in the full allocation of all distribution and research and development expenses, and the partial allocation of corporate costs. These allocations are based upon variables such as segment headcount and revenues. In addition, the Healthcare Products segment is responsible for the management of all but two manufacturing facilities and uses standard cost to sell products to the other segments. Corporate and other includes the gross profit and direct expenses of the Defense and Industrial business unit, as well as certain unallocated corporate costs related to being a publicly traded company and legacy pension and post-retirement benefits. Adjustments include acquisition related costs, amortization of acquired intangibles, restructuring costs and other charges that management believes may or may not recur with similar materiality or impact on operating income in future periods. Management believes that by adjusting for these items they gain better insight and greater transparency of the operating performance of the segments, thus aiding them in more meaningful financial trend analysis and operational decision making.

	Three Months Ended March 31,		Twelve Months Ended March 31,
(In thousands)	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare Products	$335,130	$319,379	$1,207,158	$1,143,336
Healthcare Specialty Services	157,886	65,319	422,860	248,538
Life Sciences	85,456	65,086	295,970	250,845
Applied Sterilization Technologies	110,367	51,672	310,120	205,675

Total Reportable Segments	688,839	501,456	2,236,108	1,848,394
Corporate and Other	1,438	191	2,656	1,869

Total Segment Revenues	$690,277	$501,647	$2,238,764	$1,850,263

Segment Operating Income:
Healthcare Products	$60,629	$56,751	$181,295	$166,515
Healthcare Specialty Services	6,545	5,555	24,165	16,629
Life Sciences	27,018	14,457	85,466	56,072
Applied Sterilization Technologies	38,422	14,666	99,224	59,458

Total Reportable Segments	132,614	91,429	390,150	298,674
Corporate and Other	(2,908)	(2,232)	(11,488)	(7,542)

Total Segment Operating Income	$129,706	$89,197	$378,662	$291,132
Less: Adjustments
Amortization of inventory and property “step up” to fair value	5,816	21	9,907	1,330
Amortization and impairment of acquired intangible assets	19,507	5,754	47,704	28,317
Acquisition related transaction and integration costs	5,637	15,206	82,891	32,762
Loss (gain) on fair value adjustment of acquisition related contingent consideration	(736)	274	(736)	2,271
Settlement of pension obligation	—	—	26,470	—
Restructuring charges	156	(332)	(501)	(759)

Total operating income	$99,326	$68,274	$212,927	$227,211

STERIS plc

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Twelve Months Ended March 31,
	2016	2015
	(Unaudited)	(Unaudited)
Operating Activities:
Net income	$111,585	$135,064
Pension settlement expense	26,470	—
Pension contributions	(4,641)	—
Non-cash items	147,143	80,631
Changes in operating assets and liabilities	(25,882)	30,345

Net cash provided by operating activities	254,675	246,040
Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(126,407)	(85,255)
Proceeds from sale of property, plant, equipment and intangibles	844	829
Investments in businesses, net of cash acquired	(604,021)	(194,662)
Purchases of investments	—	(4,681)

Net cash used in investing activities	(729,584)	(283,769)
Financing Activities:
Proceeds from issuance of long-term obligations	350,000	—
Payments on long-term obligations	(24,000)	—
(Payments) proceeds under credit facilities, net	300,884	129,770
Acquisition related contingent consideration	—	(1,250)
Deferred financing fees and debt issuance costs	(5,169)	(14,370)
Repurchases of shares	(14,369)	(30,687)
Cash dividends paid to shareholders	(65,203)	(53,513)
Stock option and other equity transactions, net	11,240	28,274
Proceeds from issuance (purchase) of equity to minority interest holders	625	—
Excess tax benefit from share-based compensation	6,281	11,526

Net cash provided by financing activities	560,289	69,750
Effect of exchange rate changes on cash and cash equivalents	(4,228)	(17,134)

Increase (decrease) in cash and cash equivalents	81,152	14,887
Cash and cash equivalents at beginning of period	167,689	152,802

Cash and cash equivalents at end of period	$248,841	$167,689

The following table presents a financial measure which is considered to be “non-GAAP financial measures” under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to fund future principal debt repayments and growth outside of core operations, repurchase common shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.

	Twelve Months Ended
	March 31,
	2016	2015
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow:
Cash flows from operating activities	$254,675	$246,040
Purchases of property, plant, equipment, and intangibles, net	(126,407)	(85,255)
Proceeds from the sale of property, plant, equipment, and intangibles	844	829

Free Cash Flow	$129,112	$161,614

Twelve Months Ended March 31, 2017
(Outlook)*
Calculation of free cash flow for outlook:
Cash flows from operating activities	$440,000
Purchases of property, plant, equipment, and intangibles, net	(190,000)

Free Cash Flow	$250,000

*	All amounts are estimates.

STERIS plc

Non-GAAP Financial Measures

(In thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

We believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provide the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

	Three months ended March 31, (unaudited)
	Gross Profit		Income from Operations		Net income attributable to shareholders		Diluted EPS
	2016	2015	2016	2015	2016	2015	2016	2015
GAAP	$263,889	$213,060	$99,326	$68,274	$57,740	$41,399	$0.67	$0.69
Adjustments:
Amortization of inventory and property “step up” to fair value	5,796	—	5,816	21	4,520	17	0.05	—
Amortization and impairment of acquired intangible assets	—	—	19,507	5,754	14,001	3,575	0.16	0.06
Acquisition related transaction and integration costs	1,441	—	5,637	15,206	1,976	14,330	0.03	0.23
Restructuring charges	—	49	156	(332)	96	(203)	—	—
Loss (gain) on fair value adjustment of acquisition related contingent consideration	—	—	(736)	274	(449)	167	(0.01)	—

Adjusted	$271,126	$213,109	$129,706	$89,197	$77,884	$59,285	$0.90	$0.98

	Twelve months ended March 31, (unaudited)
	Gross Profit		Income from Operations		Net income attributable to shareholders		Diluted EPS
	2016	2015	2016	2015	2016	2015	2016	2015
GAAP	$895,481	$774,301	$212,927	$227,211	$110,763	$135,064	$1.56	$2.25
Adjustments:
Amortization of inventory and property “step up” to fair value	9,826	1,234	9,907	1,330	7,700	1,064	0.11	0.02
Amortization and impairment of purchased intangible assets	—	—	47,704	28,317	32,821	17,551	0.46	0.29
Acquisition related transaction and integration costs	2,979	—	82,891	32,762	67,999	25,040	0.95	0.41
Loss (gain) on fair value adjustment of acquisition related contingent consideration	—	—	(736)	2,271	(449)	1,385	(0.01)	0.02
Settlement of pension obligation	—	—	26,470	—	16,337	—	0.23	—
Restructuring charges	319	(368)	(501)	(759)	(305)	(463)	—	—
Make whole payments (interest expense)	—	—	—	—	6,591	—	0.09	—

Adjusted	$908,605	$775,167	$378,662	$291,132	$241,457	$179,641	$3.39	$2.99

FY 2017 Outlook

Twelve months ended March 31, 2017
(Outlook)*
Net Income per diluted share	$2.86 - 3.01
Amortization of inventory and property “step up” to fair value	0.07
Amortization and impairment of purchased intangible assets	0.65
Acquisition related transaction and integration costs	0.27

Adjusted net income per diluted share	$3.85 - 4.00

*	All amounts are estimates.

STERIS plc

Unaudited Supplemental Financial Data

Fourth Quarter Fiscal 2016

As of March 31, 2016

	FY 2016	FY 2015	FY 2016	FY 2015
Total Company Revenues	Q4	Q4	YTD	YTD
Capital Equipment	$175,928	$182,709	$613,904	$597,809
Consumables	142,510	110,526	516,142	449,996
Service	371,839	208,412	1,108,718	802,459

Total Recurring	514,349	318,938	1,624,860	1,252,455

Total Revenues	$690,277	$501,647	$2,238,764	$1,850,264

United Kingdom Revenues	$71,195	$13,664	$144,577	$51,889
United Kingdom Revenues as a % of Total	10%	3%	6%	3%
United States Revenues	$468,110	$399,331	$1,662,050	$1,449,223
United States Revenues as a % of Total	68%	80%	74%	78%
International Revenues	$150,972	$88,652	$432,137	$349,151
International Revenues as a % of Total	22%	18%	19%	19%

Segment Data	Q4	Q4	YTD	YTD
Healthcare Products
Revenues
Capital Equipment	$150,963	$160,662	$524,992	$513,874
Consumables	103,922	83,225	381,477	340,559
Service	80,245	75,492	300,689	288,903

Total Recurring	184,167	158,717	682,166	629,462

Total Healthcare Products Revenues	$335,130	$319,379	$1,207,158	$1,143,336

Segment Operating Income	60,629	56,751	181,295	166,515

Healthcare Specialty Services
Healthcare Services Revenues	$157,886	$65,319	$422,860	$248,538

Segment Operating Income	6,545	5,555	24,165	16,629

Life Sciences
Revenues
Capital Equipment	$23,387	$21,729	$84,843	$80,802
Consumables	35,225	23,321	121,032	90,506
Service	26,844	20,036	90,095	79,537

Total Recurring	62,069	43,357	211,127	170,043

Total Life Sciences Revenues	$85,456	$65,086	$295,970	$250,845

Segment Operating Income	27,018	14,457	85,466	56,072

Applied Sterilization Technologies
Service Revenues	$110,367	$51,672	$310,120	$205,675

Segment Operating Income	$38,422	$14,666	$99,224	$59,458
Corporate and Other
Revenues	$1,438	$191	$2,656	$1,869
Operating Income (Loss)	(2,908)	(2,232)	(11,488)	(7,542)

Other Data	Q4	Q4	YTD	YTD

Healthcare Products Backlog	$119,393	$97,650	n/a	n/a
Life Sciences Backlog	45,281	45,496	n/a	n/a

Total Backlog	$164,674	$143,146	n/a	n/a

GAAP Income Tax Rate	34.6%	35.0%	35.2%	35.3%
Adjusted Income Tax Rate	34.4%	29.9%	30.1%	34.1%

Free Cash Flow	$106,210	$52,349	$129,112	$161,614

Net Debt	$1,318,955	$453,386	n/a	n/a

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company’s most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.

STERIS plc

Segment Data by Quarter and Full Year

Fiscal 2016

The following table includes historical data for STERIS in categories consistent with the current reporting segments.

Financial information for each of our segments is presented in the following table. The accounting policies for reportable segments are the same as those for the consolidated Company. Operating income (loss) for each segment is calculated as the segment’s gross profit less direct expenses and indirect cost allocations, which results in the full allocation of all distribution and research and development expenses, and the partial allocation of corporate costs. These allocations are based upon variables such as segment headcount and revenues. In addition, the Healthcare Products segment is responsible for the management of all but two manufacturing facilities and uses standard cost to sell products to the other segments. Corporate and other includes the gross profit and direct expenses of the Defense and Industrial business unit, as well as certain unallocated corporate costs related to being a publicly traded company and legacy pension and post-retirement benefits. Adjustments include acquisition related costs, amortization of acquired intangibles, restructuring costs and other charges that management believes may or may not recur with similar materiality or impact on operating income in future periods. Management believes that by excluding these items they gain better insight and greater transparency of the operating performance of the segments, thus aiding them in more meaningful financial trend analysis and operational decision making.

(In thousands)	STERIS Three months ended June 30, 2015	STERIS Three months ended September 30, 2015	STERIS plc Three months ended December 31, 2015	STERIS plc Three months ended March 31, 2016	STERIS plc Twelve months ended March 31, 2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare Products	$262,211	$292,757	$317,060	$335,130	$1,207,158
Healthcare Specialty Services	67,116	69,532	128,326	157,886	422,860
Life Sciences	56,772	71,040	82,702	85,456	295,970
Applied Sterilization Technologies	53,689	55,839	90,225	110,367	310,120

Total Reportable Segments	439,788	489,168	618,313	688,839	2,236,108
Corporate and Other	114	729	375	1,438	2,656

Total Segment Revenues	$439,902	$489,897	$618,688	$690,277	$2,238,764

Segment Operating Income:
Healthcare Products	$27,813	$40,712	$52,141	$60,629	$181,295
Healthcare Specialty Services	5,437	4,794	7,389	6,545	24,165
Life Sciences	13,450	20,883	24,115	27,018	85,466
Applied Sterilization Technologies	16,543	17,493	26,766	38,422	99,224

Total Reportable Segments	63,243	83,882	110,411	132,614	390,150
Corporate and Other	(1,898)	(4,034)	(2,648)	(2,908)	(11,488)

Total Segment Operating Income	$61,345	$79,848	$107,763	$129,706	$378,662
Less: Adjustments
Amortization of inventory and property step up to fair value	10	21	4,060	5,816	9,907
Amortization and impairment of acquired intangible assets	6,021	6,682	15,494	19,507	47,704
Acquisition related transaction and integration costs	11,546	23,982	41,726	5,637	82,891
Loss (gain) on fair value adjustment of acquisition related contingent consideration	—	—	—	(736)	(736)
Settlement of pension obligation	—	26,516	(46)	—	26,470
Restructuring charges	(449)	(15)	(193)	156	(501)

Total operating income	$44,217	$22,662	$46,722	$99,326	$212,927